Exhibit 10.16

Director Compensation

The following describes the various elements of our director compensation program.

Annual Board Retainers.  An annual retainer of $60,000 is paid to each member of the Board of Directors who is not an employee of ours, subject to reduction as determined by the Board of Directors in the event a director is absent from more than 25% of the Board of Directors’ meetings during any calendar year.  The Chairman of the Board receives an additional annual Board fee of $25,000 and the Vice Chairman of the Board and the Immediate Past Chairman of the Board receives an additional annual Board fee of $6,000.

Annual Committee Retainers.  Annual retainer fees to the nonemployee chairman of the committees of the Board of Directors are paid as follows:

Chairman
Audit	$9,000
Compensation	$5,000
Governance	$2,500
Executive	—
Nominating	—
All Other	$2,500

Fees for Off-Cycle Meetings.  A fee of $650 is paid to each nonemployee member of the Board of Directors for attendance at any “Off-Cycle” meeting of the Board of Directors or any Committee of the Board of Directors (regardless of whether the Director is a member of that Committee).  “Off-Cycle” means (i) any meeting of the Board of Directors in excess of 5 meetings per year and (ii) any meeting of any Committee of the Board of Directors not coinciding with a regularly scheduled meeting of the Board of Directors.

Equity Compensation. Each nonemployee member of the Board of Directors receives on the date of each of our annual meetings of shareholders an award under our Amended and Restated Director Stock Plan (the “Director Stock Plan”) of 1,000 shares of restricted common stock, which fully vest on the first anniversary of the date of grant.  In addition, new nonemployee directors will receive on the date of their initial election to the Board of Directors an award under our Director Stock Plan of 1,000 shares of restricted common stock, which will fully vest on the first anniversary of the date of grant.

Payment or Reimbursement for Reasonable Expenses. Reasonable expenses incurred by a director for attendance at meetings of the Board of Directors and its committees are paid or reimbursed by us.

Deferred Compensation Plan. We also offer our directors a nonqualified deferred compensation plan, under which directors may defer all or a portion of their fees earned as directors.  Under this plan, deferred fees will be paid, as adjusted for investment gains or losses, at such time in the future as specified by the participating director under the terms of the plan.